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                                                                     EXHIBIT 4.7

                                    GUARANTY

        GUARANTY (this "Guaranty"), dated as of February 6, 2003, by Kar Products, LLC, a Delaware limited liability company (the "Guarantor"), in favor of (i) Fleet National Bank, a national banking association, as agent (hereinafter, in such capacity, as further defined in Section 1, the "Agent") for itself and the other lending institutions (hereinafter, collectively, the "Lenders") which are or may become parties to that certain Revolving Credit Agreement dated as of June 14, 2002 (as amended and in effect from time to time, the "Credit Agreement"), among Barnes Group Inc., a Delaware corporation (the "Company"), the Lenders, the Agent, HSBC Bank USA, KeyBank National Association, Mellon Bank, N.A., and Webster Bank as Co-Documentation Agents (the "Documentation Agents"), and the Noteholders (as defined below) (ii) each of the Lenders and (iii) each of the holders (the "1995 Noteholders") of the Company's 7.13% Senior Notes due December 5, 2005 (the "1995 Notes"), issued pursuant to a Note Purchase Agreement dated as of December 1, 1995, by and among the Company and each of the purchasers listed in Exhibit A attached thereto (as amended and in effect from time to time, the "1995 Agreement"), (iv) each of the holders (the "7.66% Noteholders") of 3031786 Nova Scotia Company's ("Nova") 7.66% Senior Notes due November 12, 2007 (the "7.66% Notes") and the holders (the "7.80% Noteholders" and together with the 7.66% Noteholders, the "Nova Noteholders") of Nova's 7.80% Senior Notes due November 12, 2010 (the "7.80% Notes" and, together with the 7.66% Notes, the "Nova Notes"), issued pursuant to a Note Agreement dated as of November 12, 1999, by and among Nova, the Company as guarantor and each of the purchasers listed on Schedule A attached thereto (as amended and in effect from time to time, the "Nova Agreement") and (v) each of the holders (the "2000 Noteholders", and together with the 1995 Noteholders and the Nova Noteholders, collectively, the "Noteholders") of the Company's 8.59% Senior Notes due November 21, 2008 (the "2000 Notes" and, together with the 1995 Notes and the Nova Notes, the "Notes"), issued pursuant to a Note Purchase Agreement dated as of November 21, 2000, by and among the Company and each of the purchasers listed in Exhibit A attached thereto (as amended and in effect from time to time, the "2000 Note Agreement" and, together with the 1995 Agreement and the Nova Agreement, the "Note Agreements").

        WHEREAS, the Agent, the Lenders and the Noteholders (collectively, the "Obligees" and each individually an "Obligee") have consented to the Guarantor issuing this Guaranty in favor of the Agent, for the benefit of the Obligees, pursuant to which the Guarantor has guaranteed the payment and performance of the Obligations (as defined below);

        WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

        WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by (i) the Agent and the Lenders,

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pursuant to the Credit Agreement (which benefits are hereby acknowledged) and
(ii) the Noteholders (as applicable), pursuant to the 1995 Agreement, the Nova Agreement and the 2000 Agreement (which benefits are hereby acknowledged); and

        WHEREAS, the Guarantor wishes to guaranty the Company's obligations to the Obligees as provided herein;

        NOW, THEREFORE, the Guarantor hereby agrees with the Agent and each of the Obligees as follows:

        1. Definitions. Agent. "Agent" shall have the meaning set forth in the first paragraph hereof and shall also include any entity that may be appointed as successor to Fleet National Bank in its capacity as Agent hereunder (if it shall no longer be willing to act in such capacity) by the holders of a majority in principal amount of the then outstanding Obligations.

        Event of Default. Any Event of Default as defined in and under the Credit Agreement, the 1995 Agreement, the Nova Agreement or the 2000 Agreement.

        Obligations. The "Obligations" shall mean the aggregate of each of the "Obligations" as defined in the Credit Agreement, and all obligations under the 1995 Agreement, the Nova Agreement and the 2000 Agreement including, without limitation, principal, interest, Makewhole Price (as defined in the Note Agreements) and all other amounts owing by the Company and Nova under the Note Agreements and the Notes.

        Permitted Investments. "Permitted Investments" means investments in the following:

        (a) Investments in United States Governmental Securities provided that such obligations mature within 365 days from the date of acquisition thereof. "United States Governmental Securities" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America;

        (b) Investments in certificates of deposit or banker's acceptances issued by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof. "Acceptable Bank" means any bank or trust company: (i) which is organized under the laws of the United States of America or any State thereof; (ii) which has capital, surplus and undivided profits aggregating at least $100,000,000; and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "A" or better by Standard & Poor's

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Rating Service, a division of the McGraw-Hill, Inc. ("S&P") and/or "A2" or better by Moody's Investors Service, Inc. ("Moody's"); and

        (c) Investments in securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof with a maturity not in excess of 270 days from the date of acquisition thereof and that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's, and not less than "A 1" if rated by S&P."

        2. Guaranty of Payment and Performance. The Guarantor hereby guarantees to each of the Obligees, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to Section 362(a) of the Federal Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Agent or any Obligee first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder with respect to such Obligations in default shall, upon demand by the Agent, or any Noteholder, become immediately due and payable to the Agent, for the benefit of the Obligees and the Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Agent or the Obligees on any number of occasions. All payments by the Guarantor to any Obligee at any time after an Event of Default has occurred and is continuing shall be turned over to the Agent for distribution in accordance with the terms hereof. All payments by the Guarantor hereunder shall be made to the Agent, in the manner and at the place of payment specified therefor in the Credit Agreement for the account of the Obligees and the Agent. The Obligees will share all payments received hereunder on a pro rata basis with respect to their individual Obligations, regardless of whether this Guaranty is found to be inapplicable to some or all of any Obligee's respective Obligations.

        3. Guarantor's Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Agent and each of the Obligees, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Agent or any Obligee in connection with the Obligations, this Guaranty and the enforcement thereof (which enforcement may be undertaken by any Obligee, so long as the proceeds of such enforcement are paid to the Agent by such Obligee, for distribution in accordance with the terms hereof), together with interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, the 1995 Agreement, the Nova Agreement or the 2000 Agreement, as applicable, provided that if such interest exceeds

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the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

        4. Proceeds Received Under the Guaranty.

                4.1 Guaranty Account.

                (a) The Agent shall establish and maintain an account into which, subject to Section 4.1(b), it shall deposit all amounts received by it in its capacity as Agent for the benefit of the Obligees (and not in any other capacity), in respect of this Guaranty so long as an Event of Default shall be continuing, including all monies received on account of any payment on demand or other realization pursuant to this Guaranty (the "Guaranty Account"). All amounts deposited in the Guaranty Account shall be held by the Agent for the benefit of the Obligees subject to the terms hereof, it being understood that any such amounts may be released to the Guarantor to the extent required by this Guaranty. The Guarantor shall have no rights with respect to, and the Agent, for the benefit of the Obligees shall have exclusive dominion and control over, the Guaranty Account.

                (b) The Agent shall establish sub-accounts in its Guaranty Account with respect to each outstanding Letter of Credit (as defined in the Credit Agreement). All amounts deposited in the Guaranty Account in respect of Letters of Credit shall be allocated among, and deposited in, the respective sub-accounts therein pro rata in accordance with the Reimbursement Obligations (as defined in the Credit Agreement) with respect to the related Letters of Credit. If, on or after the date on which any funds are deposited in the Guaranty Account pursuant to paragraph (b) above, any Letter of Credit is drawn upon by the beneficiary thereof, the Agent shall apply any funds in the sub-account with respect to such Letter of Credit to the reimbursement of such Letter of Credit Participation (as defined in the Credit Agreement) as if such reimbursement were being made by the Company pursuant to the Credit Agreement (but not in an amount in excess of the amount of such drawing plus accrued and unpaid interest thereon from the date of draw to the date of payment).

                (c) At the time of any expiration or cancellation of any outstanding Letter of Credit, or any other reduction in the amount of Reimbursement Obligations thereunder (other than as a result of a Letter of Credit Participation), the amount of funds in the sub-account with respect to such Letter of Credit (or, in the case of any partial reduction in the amount of Reimbursement Obligations thereunder, a pro rata portion of such funds) shall be released from such sub-account, and the funds so released shall be deposited in the Guaranty Account.

                4.2 Application of Proceeds.

                (a) Amounts deposited in the Guaranty Account shall be applied in the following order of priority:

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                First, to the payment of (i) the reasonable costs and expenses
(including attorney fees and disbursements) incurred by the Agent in administering and carrying out its obligations under this Guaranty and (ii) all amounts owing to the Agent in respect of indemnification or expense reimbursement claims owing to the Agent pursuant to Section 5;

                Second, to the payment of (i) the reasonable costs and expenses (including attorney fees and disbursements) of any Obligee in exercising or attempting to exercise any right or remedy hereunder and (ii) all amounts owing to any Obligee in respect of indemnification or expense reimbursement claims owing to it pursuant to Section 5;

                Third, to the Obligees in respect of the outstanding Obligations of each Obligee, respectively, at such time, pro rata in accordance with the aggregate amounts of the outstanding Obligations of each Obligee, respectively, at such time, until the outstanding Obligations shall have been paid in full; and

                Fourth, the balance, if any, to the Guarantor or such other person or persons as shall be entitled thereto.

                (b) All amounts deposited in any sub-account in the Guaranty Account shall be applied as provided in Sections 4.1 (b) and (c).

                (c) Each Obligee agrees that, notwithstanding any provision of this Guaranty, the Credit Agreement, the 1995 Agreement, the Nova Agreement or the 2000 Agreement, any sums and amounts received by such Obligee pursuant to this Section 4.2 shall be applied to the payment of its outstanding Obligations as follows: first, to the payment of all outstanding Obligations owed to such Obligee, other than principal, premium, interest and obligations in respect of reimbursement of Letter of Credit Participations; second, to the payment of all outstanding Obligations owed to such Obligee consisting of accrued interest; and third, to the payment of all outstanding Obligations owed to such Obligee consisting of principal, premium, Makewhole Price and obligations in respect of reimbursement of Letter of Credit Participations.

                4.3. Time of Payments. Unless the Agent shall have received written instructions from the holders of a majority in principal amount of the Obligations as to the times at which any amounts are to be distributed pursuant to Section 4.2, all distributions under Section 4.2 shall be made at such times and as promptly as the Agent shall determine to be reasonable and practicable under the circumstances, subject to Section 4.4; provided, however, that any distributions from the Guaranty Account shall be made substantially simultaneously; provided, further, that distributions from the Guaranty Account shall be made at least once in each 6 months or any time the amount on deposit therein exceeds $1,000,000.

                4.4. Application of Amounts Not Distributable. If there is no provision under the Credit Agreement, the 1995 Agreement, the Nova Agreement or the 2000

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Agreement, as the case may be, for the application of amounts that are to be distributed to the Lenders or the Noteholders pursuant to Section 4.2 (whether by virtue of the applicable outstanding Obligations thereunder not being then due and payable or otherwise) or for the holding of such amounts by or on behalf of such parties pending application thereof, then the Agent, for the benefit of the Obligees shall invest the amounts in the Guaranty Account in investments permitted by Section 4.5 and shall hold such amounts and all proceeds of such investments in the Guaranty Account for the benefit of the Obligees until such amounts are either applied against the outstanding Obligations of each Obligee, respectively, or such outstanding Obligations have been paid in full.

                4.5. Investment of Amounts in Guaranty Account. Pending the disbursement thereof pursuant to the terms of this Guaranty, all amounts in the Guaranty Account shall (to the extent deemed practical) be invested by the Agent, for the benefit of the Obligees, in Permitted Investments. The Agent shall, to the extent that the timing of distributions to be made from the Guaranty Account is known or can be reasonably anticipated, select Permitted Investments for the Guaranty Account that mature prior to the anticipated date of any distribution to be made from the Guaranty Account. The Agent shall not be liable for any loss resulting from any investment made in accordance with the provisions of this Section 4.5, except to the extent such loss was the result of such person's gross negligence or willful misconduct. The Agent agrees to account to the Obligees for each investment of funds in the Guaranty Account, and to supply to the Obligees the documents relating thereto, promptly upon request.

                4.6. Information. Each Obligee agrees promptly from time to time, upon written request of the Agent, to advise the Agent of the nature and amount of outstanding obligations owing to it as of such date as the Agent may specify.

        5. Expenses and Indemnification by the Guarantor. By countersigning this Guaranty, the Guarantor agrees (i) to reimburse the Agent and each Obligee, on demand, for any reasonable expenses incurred, including reasonable (1) counsel fees, (2) other charges and (3) disbursements and compensation of agents, arising out of, in any way connected with, or as a result of, the execution or delivery of this Guaranty or any agreement or instrument contemplated hereby or thereby or the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or in connection with the enforcement or protection of the rights of the Agent, and the Obligees under this Guaranty and
(ii) to indemnify and hold harmless the Agent, the Obligees and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee"), on demand, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Indemnitee in their respective capacities or any of them in any way relating to or arising out of this Guaranty or any action taken or omitted by them under this Guaranty; provided, however, that the Guarantor shall not be liable to any Indemnitee for any such liabilities, obligations, losses, damages,

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                                       -7-

penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they have resulted from the gross negligence or willful misconduct of such Indemnitee.

        6. Waivers by Guarantor; Lender's Freedom to Act. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Obligee with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Agent or any Obligee to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Obligations or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Agent or any Obligee may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Agent or any Obligee might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any "one action" or "anti-deficiency" law which would otherwise prevent the Agent or any Obligee from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Agent's or such Obligee's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Agent or any Obligee.

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         7. Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of any of the Obligations or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

        8. Subrogation; Subordination.

                8.1. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Obligee in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Obligee.

                8.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Obligees and the Agent and be paid over to the Agent, for each of the Obligees and the Agent, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

                8.3. Provisions Supplemental. The provisions of this Section 8 shall be supplemental to and not in derogation of any rights and remedies of the Obligees and the Agent under any separate subordination agreement which the Agent or any of the Obligees may at any time and from time to time enter into with the Guarantor for the benefit of the Obligees and the Agent.

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                                       -9-

        9. Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Agent and the Obligees is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this Guaranty, whether or not the Agent or such Obligee shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured. Any funds obtained by any such setoff shall be paid to the Agent for deposit into the Guaranty Account.

        10. Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Agent or any Obligee, do all such things and execute all such documents as the Agent or such Obligee may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Obligees and the Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Agent or any Obligee in order for the Guarantor to keep adequately informed of changes in the Company's financial condition.

        11. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Agent and the Obligees are given written notice of the Guarantor's intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Agent and an officer of each Noteholder, at the address of the Agent for notices set forth in Section 16.6 of the Credit Agreement and at the address of each Noteholder specified in or pursuant to the Note Agreements. No such notice shall affect any rights of the Agent or any Obligee hereunder, including without limitation the rights set forth in Sections 5 and 8, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt, and this Guaranty shall remain in full force and effect until all such Obligations are paid in full. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Agent or any Obligee upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

        12. Invalidated Payments. If the Agent or any Obligee receives any amount which is shared pursuant to this Guaranty that is subsequently required to be returned or repaid by the Agent or Obligee to the Guarantor, the Company or any affiliate thereof or their respective representatives or successors in interest, whether by court order, settlement or otherwise (a "Repayment Event"), then

                (a) if the Repayment Event results in the Agent being required to return or repay any amount distributed by it to the Obligees under this Guaranty, each

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                                      -10-

Obligee to which such amount was distributed shall, forthwith upon its receipt of a notice thereof from the Agent, pay the Agent an amount equal to its ratable share (based on the amount distributed to such Obligee) of the amount required to be returned or repaid relating to such Repayment Event,

                (b) if the Repayment Event results in any Obligee (any such Obligee, an "Affected Obligee") being required to return or repay any amount received by it which was delivered to and distributed by the Agent to the Affected Obligee and the other Obligees pursuant to this Guaranty, each other Obligee to which any amount was distributed shall, forthwith upon its receipt of notice thereof from the Affected Obligee, pay the Agent an amount, up to an amount equal to the prior distributions to such other Obligee, for distribution to such Affected Obligee such that, after giving effect to such payment and distribution, all Obligees shall have received such proportion of the amounts distributed pursuant to this Guaranty as they would have received had the original payment which was the subject of the Repayment Event not occurred, and

                (c) in either case, the Agent shall thereafter apply all amounts to be distributed pursuant hereto in a manner consistent with the terms of this Guaranty such that all Obligees receive such proportion of such amounts as they would have received had the original payment which is required to be returned or repaid as the result of a Repayment Event not occurred;

it being understood that if any Obligee shall fail to promptly pay any such amount to the Agent, (i) the Agent may deduct such amount from any amount payable thereafter to such Obligee under this Guaranty, and (ii) such amount not paid to the Agent within thirty (30) days of receipt of such notice from the Agent, shall bear interest from the expiry of such thirty (30) day period at a rate per annum equal to the Base Rate (as defined in the Credit Agreement) from time to time and shall be due and owing by such Obligee.

        13. Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Agent and the Obligees and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Obligee (as applicable) may assign or otherwise transfer the Credit Agreement, the Notes, the other Loan Documents, the 1995 Agreement, the Nova Agreement, the 2000 Agreement or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Obligee herein, all in accordance with
Section 15 of the Credit Agreement, Section 11.4 of the 1995 Agreement, Section
11.4 of the Nova Agreement and Section 11.4 of the 2000 Agreement. The Guarantor may not assign any of its obligations hereunder. Notwithstanding the foregoing, the Guarantor may assign its Obligations to the surviving entity in its merger with another domestic Subsidiary in accordance with Section 9.5 of the Credit Agreement, Section 7.4 of the 1995 Agreement, Section 7.4 of the

Nova Agreement and Section 7.4 of the 2000 Agreement, provided that no Event of Default exists and is continuing.

        14. Joinder Agreement and Affirmation. To the extent requested by the Agent for the benefit of the Obligees, or by any Obligee, the Guarantor will cause each Subsidiary (excluding any foreign Subsidiaries) assigned any of the Guarantor's Obligations in accordance with Section 13, to execute and deliver to the Agent for the benefit of the Obligees, (a) a Joinder Agreement and Affirmation in the form of Exhibit A attached hereto, and (b) any other instruments and documents as the Agent or any Obligee may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Agent and the requesting Obligees, to be delivered to the Agent and the Obligees opining as to authorization, validity and enforceability of such Guaranty.

        15. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Agent, the Required Lenders under the Credit Agreement, holders of 66 2/3% of the principal amount of the 1995 Notes, holders of 66 2/3% of the principal amount of the Nova Notes and holders of 66 2/3% of the principal amount of the 2000 Notes. No failure on the part of the Agent or any Obligee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

        16. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, if to the Agent, at the address for notices to the Agent set forth in Section 16.6 of the Credit Agreement, and if to any Obligee, at the address specified by such Obligee, or at such address as any party may designate in writing to the others.

        17. Governing Law; Consent to Jurisdiction. THIS GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW Section 5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in Section 16. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

        18. Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN

CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that none of the Agent or any Obligee, nor any representative, agent or attorney of the Agent or any Obligee has represented, expressly or otherwise, that the Agent or any Obligee would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement, the 1995 Agreement, the Nova Agreement, the 2000 Agreement and the other documents to which the Agent or any Obligee is a party, the Agent and the Obligees are relying upon, among other things, the waivers and certifications contained in this Section 18.

        19. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined. The Agent represents and warrants that its signature below binds the Lenders to their respective obligations hereunder.

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

                                    KAR PRODUCTS, LLC


                                    By:  Barnes Group Inc.
                                    Its: Sole Member

                                    By:   /s/ Philip A. Goodrich
                                    Name:     Philip A. Goodrich
                                    Title:    Senior Vice President, Corporate
                                              Development

                                    Address:
                                    c/o Barnes Group Inc.
                                    123 Main Street
                                    Bristol, CT 06010


                                    FLEET NATIONAL BANK, as Agent


                                    By:   /s/ Deanne M. Horn
                                    Name:     Deane M. Horn
                                    Title:    Director

                          [Signature Page to Guaranty]

Acknowledged and agreed to:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:  /s/ Kevin Kraska
Name:    Kevin Kraska
Title:   Vice President


ALLSTATE LIFE INSURANCE COMPANY


By: /s/ Jerry D. Zinkula
Name:   Jerry D. Zinkula


By: /s/ Robert B. Bodett
Name:   Robert B. Bodett

Authorized Signatories


ALLSTATE INSURANCE COMPANY


By: /s/ Jerry D. Zinkula
Name:   Jerry D. Zinkula


By: /s/ Robert B. Bodett
Name:   Robert B. Bodett

Authorized Signatories

                          [Signature Page to Guaranty]

AMERICAN HERITAGE LIFE INSURANCE
COMPANY


By: /s/ Jerry D. Zinkula
Name:   Jerry D. Zinkula


By: /s/ Robert B. Bodett
Name:   Robert B. Bodett

Authorized Signatories


NATIONWIDE LIFE INSURANCE COMPANY


By: /s/ Joseph P. Young
Name:   Joseph P. Young
Title:  Credit Officer
        Fixed Income Securities


NATIONWIDE INDEMNITY COMPANY


By: /s/ Joseph P. Young
Name:   Joseph P. Young
Title:  Credit Officer
        Fixed Income Securities

CONNECTICUT GENERAL LIFE INSURANCE
COMPANY
By:  CIGNA Investments, Inc.


By: /s/ Robert W. Eccles
Name:   Robert W. Eccles
Title:  Managing Director


LIFE INSURANCE COMPANY OF NORTH
AMERICA
By:  CIGNA Investments, Inc.


By: /s/ Robert W. Eccles
Name:   Robert W. Eccles
Title:  Managing Director

ACE AMERICAN INSURANCE CO.
By:  Stein Roe Farnham Inc., as Agent


By: /s/ Richard A. Hegwood
Name:   Richard A. Hegwood
Title:  Senior Vice President


ACE PROPERTY & CASUALTY
INSURANCE COMPANY
By:   Stein Roe Farnham Inc., as Agent


By: /s/ Richard A. Hegwood
Name:   Richard A. Hegwood
Title:  Senior Vice President


THE LINCOLN NATIONAL LIFE INSURANCE
COMPANY
By:     Delaware Investment Advisers,
        a Series of Delaware Management Business Trust,
        its Attorney-in-Fact


By: /s/ Richard Corwin
Name:   Richard Corwin
Title:  Vice President

STATE FARM LIFE INSURANCE COMPANY

By: /s/ Julie Pierce
Name:   Julie Pierce
Title:  Investment Officer


By: /s/ Larry Rottunda
Name:   Larry Rottunda
Title:  Assistant Secretary

MASSACHUSETTS MUTUAL LIFE INSURANCE
COMPANY
By:  David L. Babson & Company Inc., as Investment Adviser

By: /s/ Mark A. Ahmed
Name:   Mark A. Ahmed
Title:  Managing Director

PAN-AMERICAN LIFE INSURANCE COMPANY

By: /s/ Luis Ingles, Jr., C.F.A.
Name:   Luis Ingles, Jr., C.F.A.
Title:  Senior Vice President Investments

THE CANADA LIFE ASSURANCE COMPANY
(J. ROMEO & CO. as Nominee)


By: /s/ C. Paul English
Name:   C. Paul English
Title:  U.S. Securities Vice-President

                                 SCHEDULE TO THE
                              ISDA MASTER AGREEMENT
                      DATED AS OF AUGUST 19, 2002, BETWEEN

                                  SUNTRUST BANK
                                   ("PARTY A")

                                       AND

                               BARNES GROUP, INC.
                                   ("PARTY B")

                                     Part 1
                                   Definitions

1. "Affiliate" shall have the meaning assigned to such term in Section 14 of this Agreement.

2.  "Calculation Agent" shall mean Party A.

3. "Shareholders' Equity" means with respect to any entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

4. "Specified Entity" shall mean for the purposes of Sections 5(a)(v), (vi), and (vii), and Section 5(b)(iv) of this Agreement, in the case of Party A, not applicable, and in the case of Party B, any Affiliate of Party B.

5.  "Specified Indebtedness" shall have the meaning assigned to such term in
    Section 14 of this Agreement, but, with respect to Party A, shall not include indebtedness in respect of deposits received in the ordinary course of its banking business.

6.  "Specified Transaction" shall have the meaning assigned to such term in
    Section 14 of this Agreement.

7.  "Termination Currency" shall mean United States Dollars.

8. "Threshold Amount" shall mean, for purposes of Section 5(a)(vi) of this Agreement, (a) with respect to Party A, an amount equal to three percent (3%) of its Shareholders' Equity, determined in accordance with generally accepted accounting principles in such party's jurisdiction of incorporation or organization, consistently applied, as at the end of such party's most recently completed fiscal year, and (b) with respect to Party B, an amount equal to $5,000,000 (or the equivalent thereof in any other currencies).

                                     Part 2
                                 Representations

1.  Tax Representations. None.

2.  The following paragraph is added as Section 3(g) of this Agreement:

    "(g) Eligible Contract Participant. It is an Eligible Contract Participant as defined in Section 101 (12) of the Commodity Futures Modernization Act of 2000."

                                     Part 3
                                   Agreements

1. Documents to be delivered. For purposes of Section 4(a) of this Agreement, each party agrees to deliver the following documents as applicable:

    (a) Certified copies of all documents evidencing necessary corporate authorizations, as well as other authorizations and approvals with respect to the execution, delivery and performance by the party of this Agreement and any Credit Support Document.

        Party required to deliver:                         Party B

        Date by which to be delivered:                     Upon execution of
                                                           this Agreement

        Covered by Section 3(d) Representation:            Yes

    (b) An incumbency certificate of an authorized officer of the party certifying the names, true signatures and authority of the officers of the party signing this Agreement and any Credit Support Document.

        Party required to deliver:                         Party B

        Date by which to be delivered:                     Upon execution of
                                                           this Agreement

        Covered by Section 3(d) Representation:            Yes

    (c) Such other document as the other party may reasonably request in connection with each Transaction.

        Party required to deliver:                         Party B

        Date by which to be delivered:                     Promptly upon request

        Covered by Section 3(d) Representation:            Yes

    (d) Such other written information respecting the condition or operations, financial or otherwise, of Party B as Party A may reasonably request from time to time.

         Party required to deliver:                      Party B

         Date by which to be delivered:                  Promptly upon request

         Covered by Section 3(d) Representation:         Yes

                                     Part 4
                             Termination Provisions

1. Cross Default. The "Cross Default" provisions of Section 5(a)(vi) of this Agreement shall apply to each of Party A and Party B.

2.  Credit Event Upon Merger. The "Credit Event Upon Merger" provisions of
    Section 5(b)(iv) of this Agreement shall apply to each of Party A and Party
    B.

3.  Automatic Early Termination. The "Automatic Early Termination" provision of
    Section 6(a) of this Agreement shall not apply to either Party A or Party B.

4. Payments on Early Termination. For purposes of Section 6(e) of this Agreement, Second Method and Loss shall apply.

5. Additional Termination Event will not apply. Notwithstanding the foregoing, Party A will have the right (but not the obligation) to terminate all or a pro rata portion of any Transaction related to the Loan Agreement and will be entitled to receive from, or will be required to pay to, Party B the fair market value for such termination, as determined by Party A in good faith and in accordance with market practice and its own customary procedures, upon the occurrence of one or more of the following events:

    (a) If the indebtedness under the Loan Agreement is (for whatever reason, in whatever manner) partially or fully paid or discharged (except with respect to any scheduled amortization);
    (b) If Party A ceases to be a party to the Loan Agreement;
    (c) If the lenders party to the Loan Agreement become secured or, if already secured, the lenders obtain additional security thereunder and Party A, in its capacity as a party to this Agreement and any Transaction hereunder, is not entitled to the same rights, privileges, and interest in the collateral and/or guaranty agreements as the lenders are entitled to under the Loan Agreement;
    (d) If there is a default, an event of default, or other similar condition or event (however described) in relation to Party B under the Loan Agreement (without regard to the existence of any waiver or forbearance agreement with respect thereto); and
    (e) If the Loan Agreement is amended, restated, supplemented, or otherwise modified and Party A does not consent, in its sole discretion, to such amendment, restatement, supplement, or other modification.

    Party A may exercise such right to terminate, at any time in its sole discretion, following the occurrence of any one of such events through the Termination Date. A failure or delay in exercising the foregoing right to terminate will not be presumed to operate as a waiver, and a single or partial exercise of such right will not be presumed to preclude any subsequent or further exercise of that right.

                                     Part 5
                                  Miscellaneous

 1.  Notices. For purposes of Section 12 of this Agreement:

     (a)   The address for notice or communication to Party A is:


           SunTrust Capital Markets, Inc.
           Financial Risk Management, Operations
           303 Peachtree Street, N.E.
           23rd Floor, Center Code 3913
           Atlanta, GA 30308
           404-575-2696 (phone)
           404-532-0514 (fax)

     (b)   The address for notice or communication to Party B is:

           Mr. Lawrence O'Brien
           Vice President & Treasurer
           Barnes Group, Inc.
           123 Main St.
           Bristol, CT 06011-0489
           860-973-2108 (phone)
           860-582-4008 (fax)

 2. Governing Law. Section 13(a) of this Agreement is hereby restated as follows:

           "(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine."

 3. Jurisdiction. Section 13(b)(i) of this Agreement is hereby restated as follows:

           "(i) submits to the nonexclusive jurisdiction of the courts of the State of Georgia and the United States District Court located in Atlanta, Georgia; and"

 4.  Process Agent. Process Agent shall not apply to this Agreement.

 5. Offices. The provisions of Section l0(a) of this Agreement shall not apply to either party.

 6. Multibranch Party. For purposes of Section 1O(c) of this Agreement, neither Party A nor Party B is a Multibranch Party.

 7.  Credit Support Provider.

     Credit Support Provider means in relation to Party A: Not applicable. Credit Support Provider means in relation to Party B: Not applicable.

 8.  Credit Support Document.

     Credit Support Document means in relation to Party A: Not applicable. Credit Support Document means in relation to Party B: Not applicable.

                                     Part 6
                              Additional Agreements

 1. Recording of Conversations. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording.

 2. Mediation and Arbitration. Notwithstanding anything to the contrary contained herein, the parties agree to submit to mediation and, should settlement through mediation not occur, to arbitration any and al1 claims, disputes, and controversies between them (and their respective employees, officers, directors, affiliates, attorneys, and other agents) resulting from or arising out of this Agreement. Such mediation and arbitration shall proceed in the jurisdiction where Party A is located, shall be governed by the law specified in this Agreement, and shall be conducted (a) in accordance with such rules as may be agreed upon by the parties or (b) in the event the parties do not reach an agreement as to such rules within thirty (30) days after a notice of dispute, in accordance with the Commercial Mediation Rules and Commercial Arbitration Rules of the American Arbitration Association. If, within thirty (30) days after service of a written demand for mediation, the mediation does not result in settlement of the dispute, then any party may demand arbitration, and the decision of the arbitrator(s) shall be binding on the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. It is agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages of any type under any circumstances, whether or not such damages may be available under state or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, the parties hereby waiving their right, if any, to recover any such damages.

 3. Set Off. Section 6 of the Agreement is amended by adding the following new subsection 6(f):

              "(f) Right of Set-Off. Upon the occurrence of an Event of Default with respect to Party B, or an Illegality or Credit Event Upon Merger where Party B is the Affected Party, Party A will have the right (but not the obligation), without prior notice to Party B or any other person, to set-off any obligation of Party A or any of Party A's present or future Affiliates, branches, or offices owing to Party B, against any obligation of Party B owing to Party A or any of Party A's present or future Affiliates. branches, or offices (whether or not such obligations arise under this Agreement, whether or not matured, whether or not contingent, and regardless of the place of payment or booking office of the obligations). In order to enable Party A to exercise its rights of set-off, if an obligation is unascertained, Party A may in good faith estimate that obligation and set-off in respect of the estimate, subject to Party A accounting to Party B when the obligation is ascertained.

              Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien, or other right to which any party is at any time otherwise entitled (whether by operation of law, contract, or otherwise)."

 4. By signing this Schedule, Party B acknowledges that it has received and understands the SunTrust Bank "Terms of Dealing for OTC Risk Management Transactions" and the "Risk Disclosure Statement for OTC Risk Management Transactions" (each attached hereto and incorporated by reference into this Agreement).

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

SUNTRUST BANK                                         BARNES GROUP, INC.


By: /s/ Fred D. Woolf                                 By:/s/ David J. Sinder
     Fred D. Woolf                                    Name: David J. Sinder
     Vice President                                   Title: Assistant Treasurer

                            SunTrust Bank ("SunTrust")
              Terms of Dealing for OTC Risk Management Transactions

In connection with the negotiation, entry into, and performance from time to time of over-the-counter ("OTC") risk management transactions, please be advised that:

SunTrust acts as principal only and does not act as advisor, agent, broker, or fiduciary for or with respect to any counterparty (unless otherwise expressly agreed in a written engagement letter).

SunTrust expects that its counterparties have the authority and capacity to enter into and perform their obligations under their OTC risk management transactions with SunTrust, and SunTrust relies on the express and implied representations of its counterparties with respect thereto.

SunTrust expects that its counterparties possess adequate knowledge and experience to assess independently, or with the assistance of their own advisors, the merits and risks of each OTC risk management transaction that the counterparty may from time to time enter into, amend, or terminate.

SunTrust endeavors to maintain the confidentiality of all confidential counterparty information and expects its counterparties to do the same. Unless a counterparty gives SunTrust written notice to the contrary, each counterparty authorizes SunTrust and all SunTrust affiliates, including SunTrust Capital Markets, Inc. (STCM), to share with each other confidential information concerning a counterparty and/or its accounts for marketing or other purposes from time to time. Any trade ideas, term sheets, and other similar documents sent to counterparties by SunTrust are not to be shared with others.

SunTrust may pay fees, commissions, and other amounts to agents, brokers, and/or other third parties in connection with OTC risk management transactions entered into with counterparties. SunTrust considers the amount of such fees, commissions, and other amounts to be confidential and does not disclose the same to its counterparties.

SunTrust may from time to time receive orders for similar or identical transactions, and SunTrust makes no representation with respect to execution priorities.

STCM's Authorized Officers have the authority to bind SunTrust in connection with OTC risk management transactions. A current list of Authorized Officers may be obtained from STCM upon request.

OTC risk management obligations of SunTrust are not FDIC insured.

                            SunTrust Bank ("SunTrust")
          Risk Disclosure Statement for OTC Risk Management Transactions

Over-the-counter ("OTC") risk management transactions, like other financial transactions, involve a variety of significant potential risks. OTC risk management transactions generally include options, forwards, swaps, swaptions, caps, floors, collars, combination and variations of such instruments, and other executory contractual arrangements, and may involve interest rates, currencies, securities, commodities, equities, credit, indices, and other underlying interests.

Before entering into any OTC risk management transaction, you should carefully consider whether the transaction is appropriate for you in light of your experience, objectives, financial and operational resources, and other relevant circumstances. You should also ensure that you fully understand the nature of the transaction and contractual relationship into which you are entering and the nature and extent of your exposure to risk of loss, which may significantly exceed the amount of any initial payment or investment by you.

The specific risks presented by a particular OTC risk management transaction necessarily depend upon the character of the specific transaction and your circumstances. In general, however, all OTC risk management transactions involve the risk of adverse or unanticipated market developments, risk of illiquidity and credit risk, and may involve other material risks. Equity risk management transactions may increase or decrease in value with a change in, among other things, stock prices and interest rates which could result in unlimited loss. In addition, you may be subject to internal operational risks in the event that appropriate internal systems and controls are not in place to monitor the various risks and funding requirements to which you are subject by virtue of your activities in the OTC risk management and related markets. OTC risk management transactions frequently are tailored to permit parties to customize transactions to accomplish complex financial and risk management objectives. Such customization can also introduce significant risk factors of a complex character.

As in any financial transaction, you must understand the requirements (including investment restrictions), if any, applicable to you that are established by your regulators or by your Board of Directors or other governing body. You should also consider the tax and accounting implications of entering into any risk management or other transaction. To the extent appropriate in light of the specific transaction and your circumstances, you should consider consulting such advisers as may be appropriate to assist you in understanding the risks involved. If you are acting in the capacity of financial adviser or agent, you must evaluate the foregoing matters in light of the circumstances applicable to your principal.

In entering into any OTC risk management transaction, you should also take into consideration that, unless you and SunTrust have established in writing an express financial advisory or other fiduciary relationship or you and SunTrust have expressly agreed in writing that you will be relying on SunTrust's recommendations as the primary basis for making your trading or investment decisions, SunTrust is acting solely in the capacity of an arm's-length contractual counterparty and not in the capacity of your financial advisor or fiduciary. In addition, SunTrust or its affiliates may from time to time have substantial long or short positions in and may make a market in or otherwise buy or sell instruments identical or economically related to the OTC risk management transaction entered into with you or may have an investment banking or other commercial relationship with the issuer of any security or financial instrument underlying an OTC risk management transaction entered into with you.

THIS BRIEF STATEMENT DOES NOT DISCLOSE ALL OF THE RISKS AND OTHER SIGNIFICANT ASPECTS OF ENTERING INTO OTC RISK MANAGEMENT TRANSACTIONS. YOU SHOULD REFRAIN FROM ENTERING INTO ANY SUCH TRANSACTION UNLESS YOU FULLY UNDERSTAND ALL SUCH RISK AND HAVE INDEPENDENTLY DETERMINED THAT THE TRANSACTION IS APPROPRIATE FOR YOU.